Amended and Restated
Executive Employment Agreement

This Amended and Restated Executive Employment Agreement (“Agreement”) between Freeport-McMoRan Inc., a Delaware corporation (the “Company”), and Kathleen L. Quirk (the “Executive”) is dated effective as of February 11, 2025 (the “Agreement Date”).

W I T N E S S E T H:

WHEREAS, the Executive and the Company are parties to an Amended and Restated Executive Employment Agreement dated effective December 2, 2008, which was subsequently amended by the Amendment to Amended and Restated Executive Employment Agreement dated effective April 27, 2011 (as amended, the “Prior Agreement”), pursuant to which the Executive currently serves as an officer of the Company;

WHEREAS, pursuant to the terms of this Agreement, the Company desires to continue to retain the services of the Executive and the Executive desires to continue to provide services to the Company;

WHEREAS, the Company and the Executive wish to amend and restate the Prior Agreement to, among other things, (i) reflect the Executive’s current compensation and position as President and Chief Executive Officer, (ii) provide for an initial three-year term in light of her recent appointment as President and Chief Executive Officer of the Company, (iii) revise the severance benefits due in connection with a Change in Control to generally align with those she would receive under the Company’s Executive Change in Control Severance Plan, (iv) reduce the severance payment multiple and benefit continuation period provided in connection with an involuntary termination of employment unrelated to a Change in Control from three times to two times and three years to two years, respectively, (v) reflect the application of the Company’s Incentive-Based Compensation Recovery Policy on the Executive’s compensation, where applicable, (vi) increase the non-compete period post termination to eighteen months, and (vii) provide for the Executive’s delivery of a release in favor of the Company in order to receive certain severance benefits;

WHEREAS, during the course of providing services to the Company, the Executive has or will have received extensive and unique knowledge of, experience in and access to resources involving, the Mining Business (as defined below) at a substantial cost to the Company, which Executive acknowledges has enhanced or substantially will enhance Executive’s skills and knowledge in such business;

WHEREAS, during the course of providing services to the Company, Executive has had and will continue to have access to valuable oral and written information, knowledge and data relating to the business and operations of the Company and its subsidiaries that is non-public, confidential or proprietary in nature and is particularly useful in the Mining Business; and

WHEREAS, in view of the opportunities provided by the Company to Executive, the cost thereof to the Company, and the need for the Company to be protected against disclosures by Executive of the Company’s and its subsidiaries’ trade secrets and other non-public, confidential or proprietary information, the Company and Executive desire, among other things, to prohibit Executive from disclosing or utilizing, outside the scope of her employment with the Company, any non-public, confidential or proprietary information, knowledge and data relating to the business and operations of the Company or its subsidiaries received by Executive during the course of her employment, and to restrict the ability of Executive to compete with the Company or its subsidiaries for a limited period of time.

NOW, THEREFORE, for and in consideration of the continued employment of Executive by the Company and the payment of salary, benefits and other compensation to Executive by the Company, the parties hereto agree as follows:

Article I
Employment Capacity

1.    Capacity and Duties of Executive. The Executive is employed by the Company to render services on behalf of the Company as President and Chief Executive Officer. The Executive will perform such duties as are assigned to the individual holding the title or titles held by her from time to time in the Company’s By-laws and such other duties as may be prescribed from time to time by the Chairman of the Board or the Company’s Board of Directors (the “Board”), which duties shall be consistent with the position of President and Chief Executive Officer.

2.    Term. The term of this Agreement (the “Employment Term”) will commence on the Agreement Date and will expire December 31, 2027; subject to extension as provided in Article V, Section 3 in the event of a Change in Control (as defined in Article V, Section 2), and subject to any earlier termination of Executive’s employment pursuant to this Agreement. Commencing on each January 1st thereafter, the Employment Term will automatically be extended for one additional year, unless not later than August 1 of the immediately preceding year, the Compensation Committee of the Board (the “Committee”) has given written notice to the Executive that it does not wish to extend this Agreement.

3.    Devotion to Responsibilities. The Executive will devote significant business time to the business of the Company, will use her best efforts to perform faithfully and efficiently her duties under this Agreement, and will not engage in or be employed by any other business; provided, however, that nothing herein will prohibit the Executive from (a) serving as a member of the board of directors, board of trustees or the like of any for-profit or non-profit entity that does not compete with the Company, or performing services of any type for any civic or community entity, whether or not the Executive receives compensation therefor, (b) investing her assets in such form or manner as will require no more than nominal services on the part of the Executive in the operation of the business of the entity in which such investment is made, or (c) serving in various capacities with, and attending meetings of, industry or trade groups and associations, as long as the Executive’s activities permitted by clauses (a), (b) and (c) above do not materially and unreasonably interfere with the ability of the Executive to perform the services and discharge the responsibilities required of her under this Agreement. Notwithstanding clause (b) above, the Executive may not, without the approval of the Committee, beneficially own 5% or more of the equity interests of a business organization required to file periodic reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the “Exchange Act”) other than the Company. For purposes of this paragraph, “beneficially own” has the meaning ascribed to that term in Rule 13d-3 under the Exchange Act.

Article II
Compensation and Benefits

1.    Salary. The Company will pay the Executive a salary at an annual rate per fiscal year of the Company (“Fiscal Year”) of $1.4 million, which will be payable to the Executive in a manner consistent with the Company’s customary payroll practices. The Executive’s base salary shall be subject to annual review and may be increased from time to time. The base salary as determined herein and adjusted from time to time shall constitute “Base Salary” for purposes of this Agreement. Base Salary may be remitted to the Executive on behalf of the Company by an affiliate of the Company.

2.    Bonus. The Executive will be eligible to receive an annual incentive bonus (the “Bonus”). Any Bonus will be determined, accrued and paid in accordance with the terms of the Company’s Annual Incentive Plan, or any incentive or bonus compensation plan that is a successor or substitute therefor, that covers the executive officers of the Company (the “Annual Incentive Plan”). The Executive acknowledges and agrees that this Section 2 imposes no obligation on the Company to award any bonus to the Executive.

3.    Long-Term Incentive Awards. The Executive will continue to be eligible to participate in all long-term equity and non-equity incentive plans in which the Executive currently participates or which may be offered in the future to the most senior executives of the Company.

4.    Vacation. The Executive will be entitled to paid vacation and holidays as provided to executives of the Company generally.

5.    Indemnification and Insurance. In accordance with the Company’s Certificate of Incorporation, the Company will indemnify the Executive, to the fullest extent permitted by applicable law, for any and all claims brought against her arising out her services to the Company and its subsidiaries. In addition, the Company will continue to maintain a directors’ and officers’ insurance policy covering the Executive substantially in the form of the policy in existence as of the Agreement Date to the extent such policy remains available at reasonable commercial terms.

6.    Other Benefits. The Executive will continue to be entitled to all benefits and perquisites presently provided to her or generally to the most senior executives of the Company and be eligible to participate in and receive all benefits under welfare benefit plans, practices, policies and programs (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) available generally to the most senior executives of the Company.

7.    Expenses. The Executive will be entitled to receive prompt reimbursement for all reasonable business expenses (including food, transportation, entertainment and lodging) incurred from time to time on behalf of the Company in the performance of her duties, upon the presentation of such supporting invoices, documents and forms as the Company reasonably requests.

8.    Recoupment. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation paid to Executive pursuant to this Agreement or any other agreement or arrangement with the Company or any of its affiliates, which may be subject to recovery under any law, government regulation, company policy or stock exchange listing requirement, will be subject to such deductions and clawback as reasonably required to be made pursuant to such law, government regulation, company policy or stock exchange listing requirement, as determined by the Board in good faith. Executive acknowledges and agrees that her compensation is subject to the Company’s Incentive-Based Compensation Recovery Policy, to the extent applicable.

Article III
Termination of Employment

1.    Death. The Executive’s status as an officer and employee will terminate immediately and automatically upon the Executive’s death.

2.    Disability. The Company may terminate Executive’s status as an officer and employee for “Disability” as follows:

(a)    If the Executive has a disability that entitles her to receive benefits under the Company’s long-term disability insurance policy in effect at the time either because she is Totally Disabled or Partially Disabled, as such terms are defined in the Company’s policy in effect as of the Agreement Date or as similar terms are defined in any successor policy, then the Company may terminate Executive’s status as an officer and employee effective on the first day on which the Executive receives a payment under such policy (or on the first day that she would be so eligible, if she had applied timely for such payments).

(b)    If the Company has no long-term disability plan in effect, and if (i) because of physical or mental illness the Executive is rendered incapable of satisfactorily discharging her duties and responsibilities under this Agreement for a period of 90 consecutive days and (ii) a duly qualified physician chosen by the Company and reasonably acceptable to the Executive or her legal representatives so certifies in writing, the Board will have the power to determine that the Executive has become disabled. If the Board makes such a determination, the Company will have the continuing right and option, during the period that such disability continues, and by notice given in the manner provided in this Agreement, to terminate the status of Executive as an officer and employee. Any such termination will become effective 30 days after such notice of termination is given, unless within such 30-day period, the Executive becomes capable of rendering services of the character contemplated hereby (and a physician chosen by the Company and reasonably acceptable to the Executive or her legal representatives so certifies in writing) and the Executive in fact resumes such services.

(c)    The “Disability Effective Date” will mean the date on which termination of Executive’s status as an officer and employee becomes effective due to Disability.

3.    Cause. The Company may terminate the Executive’s status as an officer and employee for “Cause,” which is defined as follows:

(a)    The Executive’s willful and continued failure to perform substantially the Executive’s duties with the Company or its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board, which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties;

(b)    The Executive’s material breach of this Agreement after a written demand is delivered to the Executive by the Board, which specifically identifies the manner in which the Board believes that the Executive has materially breached this Agreement;

(c)    The conviction of the Executive or an entering of a guilty plea or a plea of no contest by the Executive to a felony;

(d)    Unauthorized acts or omissions by the Executive that could reasonably be expected to cause material financial harm to the Company or materially disrupt Company operations;
(e)    The Executive’s commission of a material act of dishonesty (even if not a crime) resulting in the enrichment of the Executive at the expense of the Company; or

(f)    The Executive’s knowing falsification or knowing attempted falsification of financial records of the Company in violation of SEC Rule 13b2-1.

For purposes of this provision, no act or failure to act, on the part of the Executive, will be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without a reasonable belief that the act or omission was in the best interests of the Company or its affiliates. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board or the advice of counsel to the Company or its affiliates will be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company or its affiliates. The termination of employment of the Executive will not be deemed to be for Cause unless and until there has been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the independent directors of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive has engaged in any of the conduct described in subparagraphs (a) through (f) above, and specifying the particulars of such conduct.

4.    Good Reason. The Executive may terminate her status as an officer and employee for “Good Reason,” which is defined as follows:

(a)    Any failure by the Company or its affiliates to comply with any of the provisions of this Agreement (including, but not limited to, the failure to provide the Executive with the position set forth in Article I, Section 1 and, at a minimum, the Base Salary set forth in Article II, Section 1), other than an isolated, insubstantial and inadvertent failure not occurring in bad faith that is remedied within 10 days after receipt by the Company of written notice thereof from the Executive; or
(b)    The assignment to the Executive of any duties inconsistent in any material respect with Executive’s position (including offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by this Agreement, or any other action that results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith that is remedied within 10 days after receipt by the Company of written notice thereof from the Executive.

Following a Change in Control, as defined in Article V hereof, “Good Reason” will mean: the occurrence of any of the following during the Protected Period following a Change in Control (it being understood that a Executive’s voluntary termination prior to a Change in Control will not support a claim for Good Reason termination):

(i)Any material diminution of or failure of the Company or its affiliates to provide the Executive with the title, position, authority, duties and responsibilities that are in each case at least commensurate in all material respects with the most significant of those held or exercised by and/or assigned to the Executive at any time during the one-year period preceding the Change in Control;

(ii)The assignment to the Executive of any duties inconsistent in any material respect with the Executive’s most significant position (including offices, titles and reporting requirements), authority, duties or responsibilities held or exercised by and/or assigned to the Executive at any time during the one-year period preceding the Change in Control;

(iii)A requirement that the Executive report to an officer or employee instead of reporting directly to the Board;

(iv)Failure of the Company or its affiliates to provide the Executive with the total pay opportunity (including, in the aggregate, Base Salary, target bonus opportunity and long-term incentive opportunity and insurance and other employee benefits) at least commensurate with the highest total pay opportunity available to the Executive within the one-year period preceding the Change in Control, unless such failure is the result of an across-the-board reduction applicable to all Company executives (which includes, for the avoidance of doubt, similarly situated executives of the acquiring company) of less than 10%;

(v)Any failure by the Company or its affiliates to comply with any of the provisions of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith that is remedied within 10 days after receipt of written notice thereof from the Executive to the Company;

(vi)Relocation of the Executive’s principal office to a location more than 50 miles from her current office location, provided such relocation results in an increase in the Executive’s commute;

(vii)The Company or its affiliates requiring the Executive to travel on business to a substantially greater extent than required immediately prior to the Change in Control; or

(viii)Any failure by the Company to require a successor to assume its obligations hereunder in compliance with Article VIII, Section 1 of this Agreement.

Notwithstanding the foregoing, Executive shall not have the right to terminate Executive's employment hereunder for Good Reason unless (1) within 30 days of the initial existence of the condition or conditions giving rise to such right, or if later, within 30 days after the Change in Control, Executive provides written notice to the Company of the existence of such condition or conditions, and (2) the Company fails to remedy such condition or conditions within 30 days following the receipt of such written notice (the “Cure Period”). If any such condition is not remedied within the Cure Period, Executive must terminate Executive's employment with the Company within a reasonable period of time, not to exceed thirty (30) days, following the end of the Cure Period.

5.    Termination by the Company. In addition to termination for death, Disability or Cause, the Company may at any time terminate the Executive’s status as an officer and employee for any reason or for no reason at all.

6.    Retirement. In addition to termination for death or Good Reason, the Executive may at any time retire and terminate her status as an officer and employee. “Retirement” (and variants thereof) for purposes of this Agreement is defined as the Executive’s voluntary termination of her status as an officer and employee at any time after reaching age 54, but shall not include a termination for Good Reason.

7.    Notice of Termination; Termination Date.

(a)    Other than as a result of the death of Executive, any termination of Executive’s status as an officer and employee shall be communicated to the other party by Notice of Termination given in accordance with Article VIII, Section 2 of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement on which the party relies, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provisions so indicated and (iii) if the Termination Date (as defined below) is other than the date of receipt of such notice, specifies the Termination Date. The Company’s failure to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Disability or Cause will not negate the effect of the notice nor waive any right of the Company or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights.
(b)    “Termination Date” means, if Executive’s status as an officer and employee is terminated (i) by reason of Executive’s death, the date of Executive’s death, (ii) by reason of Disability, the Disability Effective Date, (iii) by the Company other than by reason of death or Disability, the date of delivery of the Notice of Termination or any later date specified in the Notice of Termination, which date will not be more than 30 days after the giving of the notice, or (iv) by the Executive other than by reason of death, the date of delivery of the Notice of Termination or any later date specified in the Notice of Termination, which date will not be more than 30 days after the giving of the notice.

Article IV
Obligations upon Termination

1.    Separation from Service. No payments or benefits provided herein that are paid because of a termination of employment under circumstances described herein shall be paid, unless such termination of employment also constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance issued thereunder (“Section 409A”).

2.    Death, Disability, or Retirement. If (A) the Executive’s status as an officer and employee is terminated by reason of the Executive’s death or Retirement, or (B) the Company terminates the Executive’s status as an officer and employee by reason of Executive’s Disability then, subject to the six-month delay set forth in Article VIII, Section 14, if applicable:

(a)    The Company will pay the Executive or her legal representatives the amount of the Executive’s Base Salary earned through the Termination Date to the extent not previously paid (the “Accrued Obligations”);

(b)    The Company will pay to the Executive or her legal representatives a pro rata Bonus (the “Pro Rata Bonus”) for the Fiscal Year in which the Termination Date occurs, which shall be paid out at such time as annual cash bonuses are paid to other senior executives in accordance with the terms of the Annual Incentive Plan (as defined above in Article II, Section 2). The amount of the Pro Rata Bonus shall be determined by multiplying (i) the bonus the Executive would have received pursuant to the terms of the Annual Incentive Plan as determined by the Committee had she remained employed by the Company through the applicable Fiscal Year, by (ii) the fraction obtained by dividing the number of days in the year through the Termination Date by 365.

To the extent that the Committee exercises negative discretion in determining bonus awards under the Annual Incentive Plan for the Fiscal Year in which the Termination Date occurs, such negative discretion may not be applied in a manner more adverse to the Executive than to other similarly situated active senior executives of the Company;

(c)    The Company will pay or deliver, as appropriate, all other benefits due to Executive pursuant to any employee benefit plans and incentive plans maintained by the Company or its subsidiaries with respect to services rendered by the Executive prior to the Termination Date; and
(d)    In the case of Executive’s Retirement, for a period commencing on the Termination Date and ending on the earlier of (i) the second anniversary of the Termination Date, or (ii) the date that the Executive accepts new employment (the “Continuation Period”), the Company will at its expense maintain and administer for the continued benefit of Executive all insurance and welfare benefit plans in which Executive was entitled to participate as an employee of the Company as of the Termination Date, except medical reimbursement benefits under the Company’s flex plans, provided that Executive’s continued participation is possible under the general terms and provisions of such plans and all applicable laws. If the Executive is a “specified employee” governed by Article VIII, Section 14, to the extent that any benefits provided to the Executive under this Article IV, Section 2(d) are taxable to the Executive, then, with the exception of nontaxable medical insurance benefits, the value of the aggregate amount of such taxable benefits provided to the Executive pursuant to this Article IV, Section 2(d) during the six-month period following the Termination Date shall be limited to the amount specified by Section 402(g)(1)(B) of Code for the year in which the Termination Date occurred. The Executive shall pay the cost of any benefits that exceed the amount specified in the previous sentence during the six-month period following the Termination Date, and shall be reimbursed in full by the Company during the seventh month after the Termination Date. The coverage and benefits (including deductibles and costs) provided under any such benefit plan in accordance with this paragraph during the Continuation Period will be no less favorable to Executive than the most favorable of such coverages and benefits as of the Termination Date. If Executive’s participation in any such benefit plan is barred or any such benefit plan is terminated, the Company will use commercially reasonable efforts to provide Executive with compensation or benefits substantially similar or comparable in value to those Executive would otherwise have been entitled to receive under such plans. At the end of the Continuation Period, the Executive will have the option to have assigned to her, at no cost and with no apportionment of prepaid premiums, any assignable insurance owned by the Company that relates specifically to the Executive. Subject to the general terms and provisions of the plans and all applicable laws, the Executive will be eligible for coverage under the Company’s retiree medical plan or the Consolidated Omnibus Budget Reconciliation Act at the end of the Continuation Period or earlier cessation of the Company’s obligation under the foregoing provisions of this paragraph.

To the extent that the amounts payable under this Article IV, Section 2(d) are reimbursements and other separation payments described under Treasury Regulations Section 1.409A-1(b)(9)(v), such payments do not provide for the deferral of compensation. If they do constitute deferral of compensation governed by Section 409A, they shall be deemed to be reimbursements or in-kind benefits governed by Treasury Regulations Section 1.409A-3(i)(1)(iv). If the previous sentence applies, (i) the amount of expenses eligible for reimbursement or in-kind benefits provided during the Executive’s taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year, (ii) the reimbursement of an eligible expense must be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

3.    Cause. If the Company terminates the Executive’s status as an officer and employee for Cause, the Company will pay to the Executive the Accrued Obligations. The Company will have no further obligation to the Executive other than for obligations imposed by law and obligations for any benefits due the Executive pursuant to any employee benefit plans and incentive plans maintained by the Company or its subsidiaries with respect to services rendered by the Executive prior to the Termination Date.

4.    Termination by Executive for Good Reason or by Company for Reasons other than Death, Disability or Cause. If the Executive terminates her status as an officer and employee for Good Reason or the Company terminates the Executive’s status as an officer and employee other than for death, Disability or Cause, then subject to the Executive’s compliance with Article IV, Section 5(a):

(a)    The Company will pay to the Executive the Accrued Obligations and the Pro Rata Bonus;

(b)    The Company will pay to the Executive in a lump sum in cash an amount equal to two times the sum of (i) the Executive’s Base Salary in effect at the Termination Date (with such Base Salary being determined without regard to any reduction that would provide the Executive a basis to terminate employment for Good Reason) and (ii) average of the Bonuses paid to the Executive for the immediately preceding three Fiscal Years (the “Severance Payment”);

(c)    All outstanding stock options will become immediately exercisable as of the date the Release become irrevocable and will remain exercisable until the expiration date specified in the applicable notice of grant of nonqualified stock option;

(d)    All time-based restricted stock units granted to the Executive (including any related dividend equivalents and distributions) will remain outstanding and will vest as of the date the Release become irrevocable to the extent not previously vested prior to the Termination Date;

(e)    All outstanding performance-based restricted stock units granted to the Executive (including related dividend equivalents and distributions) shall remain outstanding and vest as of the end of the applicable performance period based on the Company’s level of achievement of the applicable performance goals.

(f)    The Company will pay or deliver, as appropriate, all other benefits due the Executive pursuant to any employee benefit plans maintained by the Company or its subsidiaries with respect to services rendered by the Executive prior to the Termination Date; and

(g)    For the Continuation Period, the Company shall at its expense maintain and administer for the continued benefit of Executive the benefits provided for under Article IV, Section 2(d).

5.    Condition to Certain Payments; Payment Timing.

(a)    In connection with the Executive’s termination of employment under Article IV, Section 4, the Executive’s entitlement to the payments and benefits under Section 4(b)-(e) and (g) (collectively, the “Separation Benefits”) is subject to the Executive’s executing a Separation and General Release Agreement (the “Release”), in substantially the form attached hereto as Appendix A, and such Release becoming effective and irrevocable within sixty (60) days following the Executive’s Termination Date. The Company shall deliver the Release to the Executive no later than ten (10) days after the Executive’s Termination Date.

(b)    Subject to satisfaction of the condition in Article IV, Section 5(a) and any additional delay that may be required pursuant to Article VIII, Section 14, the Separation Benefits shall be payable or commence, as applicable, on the Company’s first regularly scheduled pay date that is on or after the date that is sixty (60) days after the Termination Date.

6.    Resignation from Boards of Directors. If Executive is a director of the Company and her employment is terminated for any reason other than death, the Executive will, if requested by the Company, immediately resign as a director of the Company and its subsidiaries. If such resignation is not received within three (3) business days after the Executive actually receives written notice from the Company requesting the resignations, the Executive will forfeit any right to receive any payments pursuant to this Agreement.

Article V
Change in Control

1.    Applicability. In the event that a Change in Control occurs during the Employment Term, then the provisions of this Article V shall be applicable.

2.    Definition of Change in Control. “Change in Control” shall have the meaning set forth in the Company’s 2016 Stock Incentive Plan, as such plan may be amended, or any stock incentive plan that is a successor or substitute thereof; provided that if the Executive experiences a Qualifying Termination (as defined below) during the Pre-CIC Period, such Change in Control must also constitute a “change in the ownership”, “change in effective control”, and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), to the extent necessary to avoid the imposition of taxes under Section 409A.

3.    Effect. Upon a Change in Control, the Employment Term and the benefits provided by Article II hereof shall automatically continue following such Change in Control for a period equal to the then remaining Employment Term or the Protected Period (as described below), whichever period is longer, subject to any earlier termination of Executive’s status as an employee pursuant to this Agreement. During the Employment Term following a Change in Control, the benefits provided by Article II hereof will be at least as favorable as such benefits were at any time during the 120-day period immediately preceding the Change in Control or, if more favorable to the Executive, those provided generally at any time after the Change in Control to other most senior executives of the Company. For purposes of this Agreement, the “Protected Period” shall mean the period beginning on the date of a Change in Control and ending on the second anniversary of the Change in Control. The Protected Period shall also include any period preceding the Change in Control beginning on either the date (A) the Company signs the letter of intent or agreement with respect to the transaction that results in the Change in Control, or (B) a public announcement is made of the proposed transaction that results in the Change in Control (such period being the “Pre-CIC Period”).

4.    Obligations upon Termination Following a Change in Control.

(a)    Death, Disability or Retirement. If, after a Change in Control and during the Employment Term, (i) the Executive’s status as an officer and employee is terminated by reason of the Executive’s death, (ii) the Company terminates the Executive’s status as an officer and employee by reason of Executive’s Disability, or (iii) the Executive Retires and terminates her status as an officer and employee, then the Company shall pay to the Executive the benefits and payments provided for in Article IV, Section 2, subject to the six-month delay set forth in Article VIII, Section 14, if applicable.

(b)    Cause. If, after a Change in Control and during the Employment Term, the Executive’s status as an officer and employee is terminated by the Company for Cause, the Company shall pay to the Executive the benefits and payments provided for in Article IV, Section 3.

(c)    Termination by Executive for Good Reason or by Company for Reasons other than Death, Disability or Cause. If, during the Protected Period the Executive terminates her status as an officer and employee for Good Reason, or the Company terminates the Executive’s status as an officer and employee other than for death, Disability or Cause (such terminations under this Article V, Section 4(c) being a “Qualifying Termination”), then, subject to the Executive’s compliance with Article V, Section 4(d):

(i)    The Company shall pay to the Executive the Accrued Obligations;

(ii)    The Company shall pay to the Executive a pro rata bonus (the “CIC Pro Rata Bonus”) equal to the product of (i) the average of the Bonuses paid to the Executive for the three full fiscal years immediately preceding the date of the Change in Control or, if a higher amount results, the Termination Date and (ii) the fraction obtained by dividing the number of days in the year of termination through the Termination Date by the number of days in such year.

(iii)    The Company shall pay to the Executive in a lump sum in cash an amount equal to three times the sum of (A) the Executive’s Base Salary in effect at the Termination Date, or if higher, immediately preceding the Change in Control (with such Base Salary being determined without regard to any reduction that would provide the Executive a basis to terminate employment for Good Reason), and (B) the average of the Bonuses paid to the Executive for the three full fiscal years immediately preceding the date of the Change in Control, or, if a higher amount results, the Termination Date (the “CIC Severance Payment”);

(iv)    The Company will pay or deliver, as appropriate, all other benefits due the Executive pursuant to any employee benefit plans and incentive plans maintained by the Company or its affiliated companies with respect to services rendered by the Executive prior to the Termination Date; and

(v)    For the CIC Continuation Period, the Company shall at its expense maintain and administer for the continued benefit of Executive the benefits provided for under Article IV, Section 2(d). For purposes of this Agreement, the “CIC Continuation Period” shall mean the earliest of (a) the end of the twenty-four (24)-month period following the Termination Date, (b) the date on which the Executive becomes eligible to receive substantially similar benefits from another employer, and (c) the date the Executive is no longer eligible for COBRA continuation coverage, if applicable.

(d)    Conditions to Certain Payments; Payment Timing.

(i)    If the Executive experiences a Qualifying Termination, the Executive’s entitlement to the payments and benefits under Article V, Section 4(c)(ii) through (v) (collectively, the “CIC Separation Benefits”) is subject to:

(A)    The consummation of a Change in Control; and

(B)    The Executive executing a Release, in substantially the form attached hereto as Appendix A, and such Release becoming effective and irrevocable within sixty (60) days following the Executive’s Termination Date. The Company shall deliver the Release to the Executive no later than ten (10) days after the Participant’s Termination Date.

(ii)    Subject to satisfaction of the conditions in Article V, Section 4(d)(i) and any additional delay that may be required pursuant to Article VIII, Section 14, CIC Separation Benefits shall be payable or commence, as applicable, on the Company’s first regularly scheduled pay date that is on or after the later of (a) the date that is sixty (60) days after the Termination Date if the Participant’s Qualifying Termination occurs on or after the Change in Control, or (b) if the Participant’s Qualifying Termination occurs during the Pre-CIC Period, on the date of the Change in Control.

(iii)    The Executive shall not be entitled to receive both the Severance Payment and the CIC Severance Payment. If the Executive’s termination of employment occurs during the Pre-CIC Period and as a result the Executive has received or will receive Separation Benefits under Article IV, Section 4, then the Executive shall not receive the full CIC Severance Payment but shall receive an additional payment equal to the excess of the CIC Severance Payment over the Severance Payment.

(e)    Resignation from Board of Directors. If the Executive is a director of the Company and her status as an officer and employee is terminated for any reason other than death, the Executive shall, if requested by the Company, immediately resign as a director of the Company and its subsidiaries. If such resignation is not received within three (3) business days after the Executive actually receives written notice from the Company requesting the resignation, the Executive shall forfeit any right to receive any payments pursuant to this Agreement.

(f)    Nondisclosure, Noncompetition and Proprietary Rights. The rights and obligations of the Company and the Executive contained in Article VI hereof shall continue to apply after a Change in Control.

5.    Excise Tax Provision.

(a)    Notwithstanding any other provisions of this Agreement, if a Change in Control occurs, in the event that any payment or benefit received or to be received by the Executive in connection with the Change in Control of the Company or the termination of the Executive’s employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change in Control or any Affiliate of the Company or such Person) (all such payments and benefits, including the payments and benefits under Section 4.2 hereof, being hereinafter called “Total Payments”) would be subject (in whole or in part), to an excise tax imposed by section 4999 of the Code (the “Excise Tax”), then the cash payments under Section 4.2 hereof shall first be reduced, and the non-cash payments and benefits under the other sections hereof shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments) is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments). The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits in the following order: (i) benefits that are not in the form of cash or equity-based payments; (ii) cash payments that may not be valued under Treas. Reg. § 1.280G-1, Q&A-24(c) (“24(c)”), (iii) equity-based payments that may not be valued under 24(c), (iv) cash payments that may be valued under 24(c) and (v) equity-based payments that may be valued under 24(c). With respect to each category of the foregoing, such reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A and next with respect to payments that are deferred compensation, in each case, beginning with payments or benefits that are scheduled to be paid latest in time.

(b)    For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of the Accounting Firm, does not constitute a “parachute payment” within the meaning of section 280G(b)(2) of the Code (including by reason of section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of the Accounting Firm, constitutes reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the “Base Amount” (within the meaning set forth in section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non‑cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Accounting Firm in accordance with the principles of sections 280G(d)(3) and (4) of the Code. To the extent requested by the Executive, the Company shall cooperate with the Executive, in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by the Executive (including, without limitation, the Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant) before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.

(c)    At the time that payments are made under this Agreement, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from the Accounting Firm or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

(d)    All fees and expenses of the Accounting Firm shall be borne solely by the Company.

Article VI
Nondisclosure, Noncompetition and Proprietary Rights

1.    Certain Definitions. For purposes of this Agreement, the following terms will have the following meanings:

(a)    “Confidential Information” means any information, knowledge or data of any nature and in any form (including information that is electronically transmitted or stored on any form of magnetic or electronic storage media) relating to the past, current or prospective business or operations of the Company and its subsidiaries, that at the time or times concerned is not generally known to persons engaged in businesses similar to those conducted or contemplated by the Company and its subsidiaries (other than information known by such persons through a violation of an obligation of confidentiality to the Company), whether produced by the Company and its subsidiaries or any of their consultants, agents or independent contractors or by Executive, and whether or not marked confidential, including without limitation information relating to the Company’s or its subsidiaries’ products and services, business plans, business acquisitions, processes, product or service research and development ideas, methods or techniques, training methods and materials, and other operational methods or techniques, quality assurance procedures or standards, operating procedures, files, plans, specifications, proposals, drawings, charts, graphs, support data, trade secrets, supplier lists, supplier information, purchasing methods or practices, distribution and selling activities, consultants’ reports, marketing and engineering or other technical studies, maintenance records, employment or personnel data, marketing data, strategies or techniques, financial reports, budgets, projections, cost analyses, price lists, formulae and analyses, employee lists, customer records, customer lists, customer source lists, proprietary computer software, and internal notes and memoranda relating to any of the foregoing.

(b)    “Mining Business” means the exploration, mining, production, marketing and sale of metals and ore containing metals.

2.    Nondisclosure of Confidential Information.

(a)    Executive will hold in a fiduciary capacity for the benefit of the Company all Confidential Information obtained by Executive during Executive’s employment (whether prior to or after the Agreement Date) and will use such Confidential Information solely within the scope of her employment with and for the exclusive benefit of the Company. Executive agrees (i) not to communicate, divulge or make available to any person or entity (other than the Company) any such Confidential Information, except upon the prior written authorization of the Company or as may be required by law or legal process, and (ii) to deliver promptly to the Company any Confidential Information in her possession, including any duplicates thereof and any notes or other records Executive has prepared with respect thereto. In the event that the provisions of any applicable law or the order of any court would require Executive to disclose or otherwise make available any Confidential Information, Executive will give the Company prompt prior written notice of such required disclosure and an opportunity to contest the requirement of such disclosure or apply for a protective order with respect to such Confidential Information by appropriate proceedings.

(b)    In accordance with the Defend Trade Secrets Act of 2016, Executive is notified that Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive is also notified that, in a lawsuit alleging retaliation by an employer for reporting a suspected violation of law, an individual may disclose the employer’s trade secrets to the individual’s attorney and use the trade secret information in the court proceeding if the individual: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

3.    Limited Covenant Not to Compete. For a period of eighteen (18) months after the Termination Date, Executive agrees that, with respect to each State of the United States or other jurisdiction, or specified portions thereof, in which the Executive regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries, or (c) supervises the activities of other employees of the Company or any of its subsidiaries, and in which the Company or any of its subsidiaries engages in Mining Business as of the Termination Date, including without limitation the counties of Yavapai, Gila, Greenlee, Graham and Pima, all in the State of Arizona, Grant, New Mexico, Clear Creek, Colorado, and the countries of Indonesia, Peru and Chile (collectively, the “Subject Areas”), Executive will restrict her activities within the Subject Areas as follows:

(a)    Executive will not, directly or indirectly, for herself or others, own, manage, operate, control, be employed in an executive, managerial or supervisory capacity by, consult with, assist or otherwise engage or participate in or allow her skill, knowledge, experience or reputation to be used in connection with, the ownership, management, operation or control of, any company or other business enterprise engaged in the Mining Business within any of the Subject Areas; provided, however, that nothing contained herein will prohibit Executive from making passive investments as long as Executive does not beneficially own more than 2% of the equity interests of a business enterprise engaged in the Mining Business within any of the Subject Areas. For purposes of this paragraph, “beneficially own” will have the same meaning ascribed to that term in Rule 13d-3 under the Exchange Act;

(b)    Executive will not call upon any customer of the Company or its subsidiaries for the purpose of soliciting, diverting or enticing away the business of such person or entity, or otherwise disrupting any previously established relationship existing between such person or entity and the Company or its subsidiaries;

(c)    Executive will not solicit, induce, influence or attempt to influence any supplier, lessor, lessee, licensor, partner, joint venturer, potential acquiree or any other person who has a business relationship with the Company or its subsidiaries, or who on the Termination Date is engaged in discussions or negotiations to enter into a business relationship with the Company or its subsidiaries, to discontinue or reduce or limit the extent of such relationship with the Company or its subsidiaries;

(d)    Without the consent of the Company, Executive will not make contact with any of the employees of the Company or its subsidiaries with whom she had contact during the course of her employment with the Company for the purpose of soliciting such employee for hire, whether as an employee or independent contractor, or otherwise disrupting such employee’s relationship with the Company or its subsidiaries; and

(e)    Without the consent of the Company, Executive further agrees that, for a period of one year from and after the Termination Date, Executive will not hire any employee of the Company or its subsidiaries as an employee or independent contractor, whether or not such engagement is solicited by Executive.

4.    Nondisparagement. During and after the Employment Term, the Executive agrees to refrain from making any statements and from taking any actions that disparage or could reasonably be expected to harm the reputation of the Company and its subsidiaries or any of their directors, officers or employees, and agrees that she will not voluntarily assist or otherwise participate in any action or proceeding undertaken by any other person that disparages or could reasonably be expected to materially harm the reputation of the Company and its subsidiaries or any of their directors, officers or employees. Similarly, the Company agrees that its directors and executive officers shall refrain from making any statements and from taking any actions that disparage or could reasonably be expected to harm the reputation of the Executive and agrees that its directors and executive officers will not voluntarily assist or otherwise participate in any action or proceeding undertaken by any other person that disparages or could reasonably be expected to materially harm the reputation of the Executive.

5.    Injunctive Relief; Other Remedies. Executive acknowledges that a breach by Executive of Sections 2, 3 or 4 of this Article VI would cause immediate and irreparable harm to the Company for which an adequate monetary remedy does not exist; hence, Executive agrees that, in the event of a breach or threatened breach by Executive of the provisions of Sections 2, 3 or 4 of this Article VI, the Company will be entitled to injunctive relief restraining Executive from such violation without the necessity of proof of actual damage or the posting of any bond, except as required by non-waivable, applicable law. Nothing herein, however, will be construed as prohibiting the Company from pursuing any other remedy at law or in equity to which the Company may be entitled under applicable law in the event of a breach or threatened breach of this Agreement by Executive, including without limitation the recovery of damages and/or costs and expenses, such as reasonable attorneys’ fees, incurred by the Company as a result of any such breach or threatened breach. In addition to the exercise of the foregoing remedies, the Company will have the right upon the occurrence of any such breach to offset the damages of such breach as determined by the Company, against any unpaid salary, bonus, commissions or reimbursements otherwise owed to Executive. In particular, Executive acknowledges that the payments provided under Article IV are conditioned upon Executive fulfilling any noncompetition and nondisclosure agreements contained in this Article VI. If Executive at any time materially breaches any noncompetition or nondisclosure agreements contained in this Article VI, then the Company may offset the damages of such breach, as determined solely by the Company, against payments otherwise due to Executive under Article IV or, at the Company’s option, suspend payments otherwise due to Executive under Article IV during the period of such breach. Executive acknowledges that any such offset or suspension of payments would be an exercise of the Company’s right to offset or suspend its performance hereunder upon Executive’s breach of this Agreement; such offset or suspension of payments would not constitute, and shall not be characterized as, the imposition of liquidated damages.

6.    Requests for Waiver in Cases of Undue Hardship. If the Executive should find that any of the limitations in this Article VI impose a severe hardship on her ability to secure other employment, then the Executive may ask the Company to waive the specified limitations before accepting employment that otherwise would be a breach of Executive’s obligations under this Agreement. Such request must be in writing and set forth the name and address of the organization with which employment or another prohibited relationship is sought and the position, duties or other activities that Executive seeks to perform, and the location of performance. The Company will consider the request and, in its sole discretion, decide whether and on what conditions to grant such waiver.

7.    Governing Law of this Article VI; Consent to Jurisdiction. Any dispute regarding the reasonableness of the covenants and agreements set forth in this Article VI or the territorial scope or duration thereof, or the remedies available to the Company upon any breach of such covenants and agreements, will be governed by and interpreted in accordance with the laws of the State of the United States or other jurisdiction in which the alleged prohibited competing activity or disclosure occurs, and, with respect to each such dispute, the Company and Executive each hereby consent to the jurisdiction of the state and federal courts sitting in the relevant State (or, in the case of any jurisdiction outside the United States, the relevant courts of such jurisdiction) for resolution of such dispute, and agree that service of process may be made upon her or it in any legal proceeding relating to this Article VI by any means allowed under the laws of such jurisdiction.

8.    Executive’s Understanding of this Article. Executive hereby represents to the Company that she has read and understands, and agrees to be bound by, the terms of this Article VI. Executive acknowledges that the geographic scope and duration of the covenants contained in Article VI are the result of arm’s-length bargaining and are fair and reasonable in light of (a) the importance of the functions performed by Executive and the length of time it would take the Company to find and train a suitable replacement, (b) the nature and wide geographic scope of the operations of the Company and its subsidiaries, (c) Executive’s level of control over and contact with the business and operations of the Company and its subsidiaries in various jurisdictions where same are conducted and (d) the fact that all facets of the Mining Business are conducted by the Company and its subsidiaries throughout the geographic area where competition is restricted by this Agreement. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect and, therefore, to the extent permitted by applicable law, the parties hereto waive any provision of applicable law that would render any provision of this Article VI invalid or unenforceable.

Article VII
Binding Arbitration

1.    Binding Agreement to Arbitrate. Any claim or controversy arising out of any provision of this Agreement (other than Article VI hereof), or the breach or alleged breach of any such provision, will be settled by binding arbitration administered by the American Arbitration Association (the “AAA”) under its National Rules for the Resolution of Employment Disputes as in effect at the time of the claim or controversy (the “Rules”), and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

2.    Selection and Qualifications of Arbitrators. If no party to the arbitration makes a claim in excess of $1.0 million, exclusive of interest and attorneys’ fees, the proceedings will be conducted before a single neutral arbitrator selected in accordance with the Rules. If any party makes a claim that exceeds $1.0 million, the proceedings will be conducted before a panel of three neutral arbitrators selected in accordance with the Rules.

3.    Location of Proceedings. The place of arbitration will be in Phoenix, Arizona.

4.    Remedies. Any award in an arbitration initiated under this Article VII will be limited to actual monetary damages, including if determined appropriate by the arbitrator(s) an award of costs and fees to the prevailing party. “Costs and fees” mean all reasonable pre-award expenses of the arbitration, including arbitrator’s fees, administrative fees, travel expenses, out-of-pocket expenses such as copying, telephone, witness fees and attorneys’ fees. The arbitrator(s) will have no authority to award consequential, punitive or other damages not measured by the prevailing party’s actual damages, except as may be required by statute.

5.    Opinion. The award of the arbitrators will be in writing, will be signed by a majority of the arbitrators, and will include findings of fact and a statement of the reasons for the disposition of any claim.

Article VIII
Miscellaneous

1.    Binding Effect.

(a)    This Agreement will be binding upon and inure to the benefit of the Company and any of its successors or assigns.

(b)    This Agreement is personal to the Executive and will not be assignable by the Executive without the consent of the Company (there being no obligation to give such consent) other than such rights or benefits as are transferred by will or the laws of descent and distribution.
(c)    The Company will require any successor to or assignee of (whether direct or indirect, by purchase, merger, consolidation or otherwise) all or substantially all of the assets of the Company (i) to assume unconditionally and expressly this Agreement and (ii) to agree to perform all of the obligations under this Agreement in the same manner and to the same extent as would have been required of the Company had no assignment or succession occurred, such assumption to be set forth in a writing reasonably satisfactory to the Executive. In the event of any such assignment or succession, the term “Company” as used in this Agreement will refer also to such successor or assign.

(d)    The Company shall also require all entities that control or that after the transaction will control (directly or indirectly) the Company or any such successor or assignee to agree to cause to be performed all of the obligations under this Agreement, such agreement to be set forth in a writing reasonably satisfactory to the Executive.

2.    Notices. All notices hereunder must be in writing and unless otherwise specifically provided herein, will be deemed to have been given upon receipt of delivery by: (a) hand (against a receipt therefor), (b) certified or registered mail, postage prepaid, return receipt requested, (c) a nationally recognized overnight courier service (against a receipt therefor) or (d) email, read receipt requested. All such notices must be addressed as follows:

If to the Company, to:

Freeport-McMoRan Inc.
333 North Central Avenue
Phoenix, Arizona 85004
Attention: Chair of the Compensation Committee

If to the Executive, to:

Kathleen L. Quirk
333 North Central Avenue
Phoenix, Arizona 85004

or such other physical address and/or email address on file in the Company’s records or as to which any party hereto may have notified the other in writing.

3.    Governing Law. This Agreement will be construed and enforced in accordance with and governed by the internal laws of the State of Delaware without regard to principles of conflict of laws, except as expressly provided in Article VI above with respect to the resolution of disputes arising under, or the Company’s enforcement of, Article VI of this Agreement.

4.    Withholding. The Executive agrees that the Company has the right to withhold, from the amounts payable pursuant to this Agreement, all amounts required to be withheld under applicable income and/or employment tax laws, or as otherwise stated in documents granting rights that are affected by this Agreement.

5.    Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance, will at any time or to any extent be invalid, illegal or unenforceable in any respect as written, Executive and the Company intend for any court construing this Agreement to modify or limit such provision temporally, spatially or otherwise so as to render it valid and enforceable to the fullest extent allowed by law. Any such provision that is not susceptible of such reformation will be ignored so as to not affect any other term or provision hereof, and the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, will not be affected thereby and each term and provision of this Agreement will be valid and enforced to the fullest extent permitted by law.

6.    Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach thereof.

7.    Remedies Not Exclusive. Except as provided in Article VII hereof, no remedy specified herein will be deemed to be such party’s exclusive remedy, and accordingly, in addition to all of the rights and remedies provided for in this Agreement, the parties will have all other rights and remedies provided to them by applicable law, rule or regulation.

8.    Legal Fees.

(a)    Except as otherwise provided herein (including in Article VII, Section 4), the Company agrees to pay all legal fees and expenses that the Executive may reasonably incur as a result of any contest by the Company, the Executive or others with respect to the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by the Executive about the amount or timing of any payment pursuant to this Agreement), provided that the Executive prevails on any material claim and provided that the reimbursement or payment of such legal fees and expenses is permissible under the Company’s Incentive-Based Compensation Recovery Policy, to the extent applicable.

(b)    The Company agrees to pay, as incurred, all legal fees and expenses that the Executive may reasonably incur in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided under this Agreement.

(c)    The payment of or reimbursement for legal fees under this Article VIII, Section 8, shall comply with the requirement that non-qualified deferred compensation be paid on a specified date or pursuant to a fixed schedule, which requires that (1) the amount of benefits or reimbursements provided during one calendar year shall not affect the amount of benefits or reimbursements to be provided in any other calendar year, (2) the reimbursement of any eligible expense shall be made no later than the last day of the calendar year following the year in which the expense was incurred, and (3) the right to reimbursement or benefits hereunder is not subject to liquidation or exchange for another benefit.

9.    Company’s Reservation of Rights. The Executive acknowledges and understands that she serves at the pleasure of the Board and that the Company has the right at any time to terminate or change the Executive’s status as an officer and employee of the Company, subject to the rights of the Executive to claim the benefits conferred by this Agreement.

10.    Jury Trial Waiver. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE PARTIES INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT.

11.    Survival. The rights and obligations of the Company and Executive contained in Article VI of this Agreement will survive the termination of the Agreement. Following the Termination Date, each party will have the right to enforce all rights, and will be bound by all obligations, of such party that are continuing rights and obligations under this Agreement.

12.    Prior Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. Specifically, the Prior Agreement between the Executive and the Company shall automatically terminate as of the effectiveness of this Agreement. This Agreement may not be amended orally, but only by an agreement in writing by the parties hereto.

13.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

14.    Section 409A of the Internal Revenue Code.

(a)    This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A.

(b)    Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with her termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and the Executive is determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i) of the Code, then, to the extent necessary to avoid the imposition of taxes under Section 409A, such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the termination or, if earlier, on the Executive’s death (the "Specified Employee Payment Date"). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. Notwithstanding any other provision of this Agreement, if any payment or benefit is conditioned on the Participant's execution of a Release, the first payment shall include all amounts that would otherwise have been paid to the Executive during the period beginning on the date of the termination of employment and ending on the payment date if no delay had been imposed.

(c)    To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) any reimbursement is for expenses incurred during the Executive’s lifetime or during a shorter period of time specified in this Agreement.

(d)    No acceleration of payments and benefits provided for in this Agreement shall be permitted, except that the Company may accelerate payment, if permitted by Section 409A, as necessary to allow the Executive to pay FICA taxes on amounts payable hereunder and additional taxes resulting from the payment of such FICA amount, or as necessary to pay taxes and penalties arising as a result of the payments provided for in this Agreement failing to meet the requirements of Section 409A. In no event shall the Executive, directly or indirectly, designate the calendar year of payment. In connection with the Release requirement, to the extent the timing of a payment subject to Section 409A could occur in one of two fiscal years, it will be made in the second fiscal year.

[remainder of page intentionally blank]

IN WITNESS WHEREOF, the Company and the Executive have caused this Agreement to be executed as of February 11, 2025.

Freeport-McMoRan Inc.

By:
David P. Abney
Chair of the Compensation Committee of the
Board of Directors

Executive

Kathleen L. Quirk

Signature Page of Amended and Restated Executive Employment Agreement
between Freeport-McMoRan Inc. and Kathleen L. Quirk

APPENDIX A: FORM OF SEPARATION AGREEMENT AND RELEASE

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (this “Release”) is granted effective as of the date signed below by ________ (“Executive”) in favor of [Freeport-McMoRan Inc. /__________] (the “Company”), [successor in interest to Freeport-McMoRan Inc. pursuant to __________] [INSERT DESCRIPTION OF TRANSACTION IF APPLICABLE]. Capitalized terms not defined in this Release are as defined in the Amended and Restated Executive Employment Agreement between Freeport-McMoRan Inc. and Kathleen Quirk, dated effective February 11, 2025 (the “Agreement”). Executive gives this Release in consideration of the Company’s promises and covenants as recited in the Agreement, with respect to which this Release is an integral part. Executive agrees as follows:

1.General Release. Executive, individually and on behalf of Executive’s successors, assigns, attorneys, and all those entitled to assert Executive’s rights, now and forever hereby releases and discharges the Company and its respective officers, directors, stockholders, trustees, employees, agents, fiduciaries, parent corporations, subsidiaries, affiliates, estates, successors, assigns and attorneys (the “Released Parties”), from any and all claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations, costs, expenses, damages, judgments, agreements, promises, demands, claims for attorney’s fees and costs, or liabilities whatsoever (collectively, “Claims”), in law or in equity, which Executive ever had or now has against the Released Parties, including, without limitation, any Claims arising by reason of or in any way connected with any employment relationship which existed between the Company and its affiliates and Executive and/or the termination of such relationship. It is understood and agreed that this Release is intended to cover all Claims, whether known or unknown, of any nature whatsoever, including those which may be traced either directly or indirectly to the aforesaid employment relationship, and/or the termination of that relationship, that Executive has, had or purports to have, from the beginning of time to the date of this Release, and including but not limited to Claims arising or alleged to arise under any federal, state or municipal statute, law or regulation, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act, or the Fair Labor Standards Act; Claims for statutory or common law wrongful discharge or termination in violation of public policy; Claims for breach of contract, express or implied, promissory estoppel, fraud, misrepresentation, interference with contract or prospective economic advantage, or unfair business practices; Claims for defamation, libel or slander; Claims for intentional or negligent infliction of emotional distress; Claims for wages or vacation pay; Claims for benefits or that in any way relate to the design or administration of any employee benefit program, including any Claims arising under the Employee Retirement Income Security Act; Claims for attorney’s fees, expenses and costs; or Claims under any other applicable federal, state or local law or legal concept.

2.Release of Claims Under Age Discrimination in Employment Act. Without limiting the generality of the foregoing General Release, Executive agrees that by executing this Release, she has released and waived any and all Claims he has or may have as of the date of this Release under the Age Discrimination in Employment Act, 29 U.S.C. §621, et seq. Executive acknowledges and agrees that Executive has been, and hereby is, advised by Company to consult with an attorney prior to executing this Release; that the consideration Executive receives for this Release is in addition to anything of value to which Executive is already entitled in the absence of accepting this Release; and that Company has offered Executive the opportunity, before executing this Release, to consider this Release for a period of up to twenty-one (21) calendar days. It is further understood that Executive may revoke her acceptance of this Release at any time within seven (7) calendar days following the date of her execution of this Release and, therefore, that this Release is not effective and none of the consideration for this Release shall be provided to Executive until after the seven (7) calendar day revocation period has expired without Executive having exercised her right to revoke, subject to any further delay imposed by the Agreement.

3.Release of Unknown Claims. Executive understands and agrees that this Release is a full and final release covering all known and unknown, suspected or unsuspected injuries, debts, Claims or damages which have arisen or may have arisen from any matters, acts, omissions or dealings released in this Release. Executive fully understand that if any fact with respect to any matter covered in this Release is found hereinafter to be other than or different from the facts believed by Executive to be true at the time of the execution of this Release, Executive expressly accepts and assumes that this Release shall be and remain effective, notwithstanding such difference in facts.

4.Limited Exceptions to Release. The only exceptions to this Release of Claims are with respect to (1) such Claims as may arise after the date this Release is executed; (2) any indemnification obligations to Executive under Company’s bylaws, certificate of incorporation, law or otherwise; (3) Executive’s vested rights under the terms of employee benefit plans sponsored by the Company; (4) applicable Workers’ Compensation benefits for occupational injuries or illnesses; (5) the right to file a claim for unemployment benefits under state law; and (6) any rights which by law may not be released by private agreement, including Executive’s right to file, participate in or cooperate with an administrative proceeding with or by the United States Equal Employment Opportunity Commission or any other government agency, provided, however, that he expressly waives her right to claim, receive, or accept any monies, damages or other individual relief awarded as a result of any charge of discrimination or lawsuit which may be filed by her or anyone acting on her behalf.

5.Knowing and Voluntary Nature of Release. Executive expressly acknowledges that Executive has read and understands each and every provision of this Release and the Agreement, which is incorporated herein by reference; that she has executed this Release voluntarily, without any duress or undue influence on the part or on behalf of Company or any third party, with the full intent of releasing all Claims against Company and all other Released Parties. Executive is fully aware of the legal and binding effect of this Release.

6.Post-Termination Obligations and Covenants

(a)    Confidential Information.

(i)    Executive shall hold in a fiduciary capacity for the benefit of the Company all Confidential Information relating to the Company or any of its affiliates, and their respective businesses, which shall have been obtained by Executive during Executive’s employment by the Company or any of its affiliates and which shall not be or become public knowledge (other than by acts by Executive or representatives of Executive in violation of the Agreement). After termination of Executive’s employment with the Company, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such Confidential Information to anyone other than the Company and those designated by it. If Executive fails to maintain such confidentiality, then the Company may offset the damages of such breach, as determined solely by the Company, against the Separation Benefits. Executive acknowledges that any such offset of payments would be an exercise of the Company’s right to offset its performance hereunder upon Executive’s breach of her confidentiality obligation; such offset of payments would not constitute, and shall not be characterized as, the imposition of liquidated damages.

(ii)    “Confidential Information” shall mean any information, knowledge or data of any nature and in any form (including information that is electronically transmitted or stored on any form of magnetic or electronic storage media) relating to the past, current or prospective business or operations of the Company and its subsidiaries, that at the time or times concerned is not generally known to persons engaged in businesses similar to those conducted or contemplated by the Company and its subsidiaries (other than information known by such persons through a violation of an obligation of confidentiality to the Company), whether produced by the Company and its subsidiaries or any of their consultants, agents or independent contractors or by Executive, and whether or not marked confidential, including without limitation information relating to the Company’s or its subsidiaries’ products and services, business plans, business acquisitions, processes, product or service research and development ideas, methods or techniques, training methods and materials, and other operational methods or techniques, quality assurance procedures or standards, operating procedures, files, plans, specifications, proposals, drawings, charts, graphs, support data, trade secrets, supplier lists, supplier information, purchasing methods or practices, distribution and selling activities, consultants’ reports, marketing and engineering or other technical studies, maintenance records, employment or personnel data, marketing data, strategies or techniques, financial reports, budgets, projections, cost analyses, price lists, formulae and analyses, employee lists, customer records, customer lists, customer source lists, proprietary computer software, and internal notes and memoranda relating to any of the foregoing.

(b)    Non-disparagement. Executive agrees and covenants that the Executive shall not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company or its businesses, or any of its employees, officers, or directors now or in the future. This Section does not in any way restrict or impede Executive from exercising protected rights, including rights under the National Labor Relations Act (NLRA) or the federal securities laws, including the Dodd-Frank Act, to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. Executive shall promptly provide written notice of any such order to [INSERT NAME, TITLE, PHYSICAL ADDRESS, FAX #, AND EMAIL ADDRESS OF COMPANY PERSON DESIGNATED].

(c)    Cooperation. The parties agree that certain matters in which Executive has been involved during Executive’s employment may need Executive’s cooperation with the Company in the future. Accordingly, for a period of [number of days or months] after the Termination Date, to the extent reasonably requested by the Company, Executive shall cooperate with the Company regarding matters arising out of or related to Executive’s service to the Company, provided that the Company shall make reasonable efforts to minimize disruption of Executive’s other activities. The Company shall reimburse Executive for reasonable expenses incurred in connection with this cooperation and, to the extent that Executive is required to spend [substantial time/more than [NUMBER OF HOURS OR DAYS]] on such matters, the Company shall compensate Executive at an hourly rate [based on Executive’s base salary on the Termination Date/of $[AMOUNT] per hour].

(d)    Covenant Not to Sue. Executive agrees and covenants not to sue Company or any other of the Released Parties in any local, state or federal court or any other court or tribunal for any Claims released by this Release.

7.    Non‑Admission. The benefits provided under the Agreement are not to be construed as an admission of any liability whatsoever on the part of the Company or any of the other Released Parties, by whom liability is expressly denied.

8.    Acceptance and Revocation Period. As provided in the Agreement, to receive the Separation Benefits under the Agreement, Executive must sign and return this Release to [INSERT NAME, TITLE, PHYSICAL ADDRESS, FAX #, AND EMAIL ADDRESS OF COMPANY PERSON DESIGNATED TO RECEIVE EXECUTIVE’S RELEASE] by no later than 5:30 p.m. Central Standard Time on the 21st calendar day following the date Executive received this Release. In the event Executive signs and returns this Release prior to the expiration of such 21-day period, Executive waives her right to review and consider the Release for the remainder of such 21‑day period. In the event Executive fails to sign and return this Release within such 21-

day period, the Separation Benefits provided under the Agreement no longer will be available to Executive. In the event Executive elects to exercise her right to revoke her acceptance of this Release, Executive’s written revocation must be delivered in person or by fax or email to [INSERT NAME, TITLE, PHYSICAL ADDRESS, FAX #, AND EMAIL ADDRESS OF COMPANY PERSON DESIGNATED TO RECEIVE EXECUTIVE’S NOTICE OF REVOCATION] by no later than 5:30 p.m. Central Standard Time on the 7th calendar day following the date of Executive’s acceptance of this Release, and in such event, none of the Separation Benefits described in the Agreement will be provided to Executive. In the event Executive does not exercise her right to revoke her acceptance of this Release within the seven (7) day revocation period, this Release shall be final and binding on Executive and Company and fully enforceable by either of them.

9.    Governing Law and Severability. This Release and the rights and obligations of the parties hereto shall be governed and construed in accordance with the laws of the State of [INSERT STATE]. If any provision hereof is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this document and its terms shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court or tribunal construing the provisions shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

10.    Complete Agreement. This Release and the Agreement set forth the entire understanding and agreement between Executive and Company concerning the subject matter of this Release and supersede and invalidate any previous agreements or contracts. No representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein shall be of any force or effect.

I have read and understood this Release (including the Agreement, which is incorporated by reference), and I hereby AGREE TO and ACCEPT its terms and conditions.

[Executive’s Name]

Executive’s Signature Date

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